Exhibit 99.1

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31 2019 AND 2018

Santa Rita No.1110 Col. Chapalita Oriente, Zapopan, Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728

E-mail vghlbgdl@prodigy.net.mx, vghlbgdl@hlbguadalajara.com.mx, www.hlbguadalajara.com.mx

HLB Vargas Graf y Cía., S.C. is a member of International. A world-wide organization of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

I N D E X

1.-     Independent Auditors’ Report.

2.-     Balance Sheet.

3.-     Statement of (Loss) Income.

4.-     Statements of Changes in Stockholders’ Equity.

5.-     Statement of Cash Flow.

6.-     Notes to the financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Flexo Universal, S. de R.L de C.V.

We have audited the accompanying balance sheets of Flexo Universal, S de R.L. de C.V.as of December 31 2019 and 2018, and the related statement of operations , stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances , but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also.includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides , a reasonable basis for our opinions.

We draw attention to Note 2 of the financial statements, which describes the basis of accounting . The financial statements are prepared according to Financial Reporting Standards Applicable Mexico (FRS), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Our opinions are not modified with respect to this matter.

Emphasis paragraph

As described in more detail in note 15 to the financial statements, the Company may be materially affected by the outbreak of the new coronavirus (COVID-19), which the World Health Organization declared a pandemic in March 2020, which has led to uncertainty in the global economy. As of the date of these financial statements, the Government of the United Mexican States has declared extraordinary actions to address the health emergency, and only the activities considered essential can continue to operate, however , the Company does not have an essential activity according to the guidelines. For this reason, it is not possible to determine the impacts that said pandemic could have on the future financial condition of the Company.

Santa Rita No.1110 Col. Chapalita Oriente, Zapopan, Jalisco, Mexico C.P. 45040

Telefonos: +3647-2715, 3647-2732, 36472752 Facsimile: +3647-2728

E-mail vghlbgdl@prodigy.net.mx, yq!llbadl@hlbguadalaiara.com.mx, www.hlbguadalajara.com.mx

HLB Vargas Graf y Cia., S.C. is a member of     International A worid-wtde organization of accounting firms and business advisers

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexo Universal, S. de R.L. de C.V.,as of December 31 2019 and 2018 and the results of their operations and their cash flows for the years then ended, in conformity with the basis of accounting described above.

Vargas Graf y Cia., S.C

Zapopan, Jalisco, Mexico C. Cp, 45040

May 14, 2020

Santa Rita No.1110 Col. Chapalita Oriente, Zapopan, Jalisco, Mexico C.P. 45040

Telefonos: +3647-2715, 3647-2732, 36472752 Facsimile: +3647-2728

E-mail vqhlbgdl@prodigy.net.mx, ygtllbadl@hlbguadalajara.com.mx, www.hlbguadalajara.com.mx

HLB Vargas Graf y Gia., S.C. is a member of     International. A world-wide organizabon of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

BALANCE SHEET AS OF DECEMBER 31, 2019 AND 2018

( In Mexican pesos )

(Notes 1 & 2)

	2019	2018
CURRENT ASSETS:
Cash and cash equivalents	$648,329	$3,486,511
Accounts receivables	59,949,188	57,098,593
Other accounts receivables (Note 3)	26,714,106	19,886,041
Related parties (Note 4)	16,666,633	13,040,471
Inventories (Note 5)	91,872,757	95,910,886
Total current assets	195,851,013	189,422,502
NON CURRENT ASSETS:
Machinery and equipment (Note 6)	3,903,596	5,252,303
Warranty deposits	3,616,258	4,566,970
Other assets	1,450,313	1,421,594
Deferred income tax (Note 14)	5,379,068	2,307,112
Other deferred assets (Note 10 )	1,713,503	2,769,583
Total non current assets	16,062,738	16,317,562
TOTAL ASSETS	$211,913,751	$205,740,064
CURRENT LIABILITIES
Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$75,027,625	$60,721,298
ISR payable	127,657	266,403
Current portion of long term liabilities to related parties (Note 8)	10,927,956	11,377,069
Total current liabilities	86,083,238	72,364,770
LONG TERM LIABILITIES
Long term liabilities to related parties (Note 8)	399,276	612,112
Total long term liabilities	399,276	612,112
DEFERRED LIABILITIES
Deferred Sales (Note 10 )	5,060,215	4,885,057
TOTAL LIABILITIES	91,542,729	77,861,939
STOCKHOLDERS' EQUITY
Capital stock (Note 11 )	47,410,945	47,410,945
Legal Reserve	3,827,559	3,827,559
Accumulated results	76,639,621	69,079,126
Period's net (loss) profit	(7,507,103)	7,560,495
TOTAL STOCKHOLDERS' EQUITY	120,371,022	127,878,125
Contingencies (Note 13)	-	-
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUTIY	$211,913,751	$205,740,064

The enclosed notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

( In Mexican pesos )

	2019	2018
Net sales	$177,561,469	$201,181,572
Cost of products sold	(155,887,645)	(165,381,364)
GROSS PROFIT	21,673,824	35,800,208

Operating expenses
Administration and sales expenses	(24,931,863)	(25,242,910)
Other income, (expenses) - net	506,849	(55,033)
	(24,425,014)	(25,297,943)
OPERATION NET PROFIT	(2,751,190)	10,502,265

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	(266,837)	(95,833)
interest - net	(7,561,032)	(2,869,555)
	(7,827,869)	(2,965,388)
PROFIT BEFORE INCOME TAXES AND EPS	(10,579,059)	7,536,877

Income tax	-	(2,043,462)
Deferred income tax	3,071,956	2,067,080
	3,071,956	23,618
NET PROFIT	$(7,507,103)	$7,560,495

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

( In Mexican pesos )

	2019	2018
CAPITAL STOCK

Initial period balance	$47,410,945	$47,410,945
Initial and final period balance	47,410,945	47,410,945

LEGAL RESERVE

Initial period balance	3,827,559	3,469,959
Transfer from accumulated results (Note 12)	378,025	357,600
Final period balance	4,205,584	3,827,559

ACCUMULATED RESULTS

Initial period balance	69,079,126	62,284,719
Transfer from net profit (loss)	7,560,495	7,152,007
Transfer of 5% over profit period 2012, to legal reserve	(378,025)	(357,600)
Final period balance	76,261,596	69,079,126

NET PROFIT (LOSS)

Initial period balance	7,560,495	7,152,007
Transfer to accumulated results	(7,560,495)	(7,152,007)
Net profit	(7,507,103)	7,560,495
Final period balance	(7,507,103)	7,560,495

TOTAL	$120,371,022	$127,878,125

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

CASH FLOW STATEMENT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

( In Mexican pesos )

	2019	2018
OPERATING ACTIVITIES:

Net profit	$(7,507,103)	$7,560,495

Items related with investment activities
Depreciation	1,186,608	1,218,395
Items related with financing activities
Interest	7,561,032	2,869,555
	1,240,537	11,648,445

Trade debtors and other receivables (increase) decrease	(9,678,658)	(2,421,614)
Inventories increase	4,038,129	(4,853,279)
Other assets (increase) decrease	(1,093,884)	(5,558,802)
Assets, Liabilities to related parties increase (decrease)	(3,626,163)	(5,564,467)
Suppliers and other liabilities (decrease) increase	13,857,215	12,984,249
Deferred Sales	175,158	(3,448,275)
Taxes paid	(138,745)	(493,428)

Net cash flow from financial activities	4,773,589	2,292,829

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	162,098	2,249,528
	162,098	2,249,528
FINANCING ACTIVITIES:

Long term liabilities to related parties	(212,837)	(189,349)
Paid interest	(7,561,032)	(2,869,555)
	(7,773,869)	(3,058,904)
INCREASE IN CASH AND CASH EQUIVALENTS	$(2,838,182)	$1,483,453

Cash and cash equivalents at beginning of year	$3,486,511	$2,003,058
Cash and cash equivalents at end of year	$648,329	$3,486,511

The accompanying notes are an integral part of these financial statements

NOTES TO FINACIALSTATEMENTS

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

As of December 31st, 2019 and 2018

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal S. de R.L. de C.V., (FLEXO) was constituted on 2002. Subsidiary of CTI Industries INC, a North American company that owns 99.8269% of its capital stock.

Its main activity is the production of latex and mylar balloons; this operation is performed under the shelter of its parent company that finances its operations.

On August 28, 2015 by unanimous vote of shareholders, Flexo Universal was transformed to a Limited Liability Company with Variable Capital (S de RL de CV).

Going concern

The company meets its working capital needs by investing the profits currently generated, as well as by contracting short- and long-term bank credits.

The financial structure of the company has allowed it to have liquidity and the payment of interest has been made punctually, likewise it is up to date in its tax obligations. The company's management considers that it has sufficient resources to continue as a going concern company.

NOTE 2 – MAIN ACCOUNTING POLICIES

a.	Basis for presentation

The significant accounting policies adopted by the company are in accordance with the Financial Reporting Standards in Mexico (FRS) and Interpretations to the Financial Reporting Standards (IFRS).

Those Standards (FRS), may differ from accounting principles generally accepted in the United States of America (US GAAP). However, under an analysis of similarities, convergences and important differences between the two standards with respect to the operations recorded that generate the financial information of the Company, we can conclude that there are no differences that could lead to material adjustments and alter that information

b.	Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

c.	Monetary unit

Per Mexican laws, Financial Statements are prepared in Mexican pesos ($).

d.	Cash and equivalents

Mainly represented by deposits in bank accounts.

e.	Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due to the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

f.	Inventories

Inventories of finished goods, production in process and raw materials, are recorded at its historic acquisition and production cost using the absorbing cost system. The acquisition cost includes all associated expenses to get the inventories ready to be sold. Inventories are valued at the average cost method net from the estimates which does not exceed their realization value.

g.	Machinery and equipment

Acquisitions of fixed assets are recorded at their acquisition cost.

Acquisition costs include all associated expenses so that fixed assets are ready to be used.

Depreciation is calculated using the straight-line method, beginning in the year in which the assets are used, and according to the following rates:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

h.	Long lived assets evaluation

Impairment of long-term assets – As of January 1°, 2004 the C-15 standard “Impairment in the value of long-lasting assets and its disposal” became effective. This standard requires that companies determine the effect of impairment in long lasting assets in use, in case of detection of indication of impairment or losses for impairment recognized in those assets. In opinion of the Company’s management, there are no traces of impairment that could have an effect in the results, in accordance with the standard.

i.	Income tax

Income tax. - The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares the accounting and tax values of them. Deferred tax is recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is booked in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1°, 2008, this FRS was modified, the main changes are:

●

Caused and deferred Employee Profit Sharing (PTU). - This concept is considered as an ordinary expense based on the benefits to employees, that is the reason why it is now classified in the results statement in other income and expenses.

●	Cumulative Effect of Income Tax -- The previous FRS stated that this component will be presented separately in equity, the change consists to reclassify this concept to cumulative results.

j.	Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure, general rules of liabilities provisions, contingent assets and liabilities.

k.	Labor liabilities

As of February 2014, the Company’s management decided to outsource payroll services through the figure "Outsourcing".

l.	Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared.

Income from contracts with customers.- In October 2015, the financial reporting standard D-1 "Income from contracts with customers" was approved by the Issuer Council of CINIF, which establishes a single integral model to be used by the entities in the booking of income from contracts with clients.

The basic principle this standard is that an entity must recognize the income represented by the promised transfer of goods or services to customers for the amounts that reflect the considerations that the entity expects to receive in exchange for those goods or services. Specifically, the standard establishes the application of five steps to recognize income:

Step 1: Identify the contract or contracts with the client

Step 2: Identify the obligations to be fulfilled in the contract

Step 3: Determine the price of the transaction

Step 4: Assign the price of the transaction between the obligations to be fulfilled in the contract; and

Step 5: Recognize income when the entity satisfies the obligation to comply.

Under this standard, an entity must recognize the income when the obligation is satisfied, that is, when the "control" of the goods or services agreed of the obligation of compliance has been transferred to the client. Appendices have also been included in standard D-1 to deal with specific situations. In addition, the number of disclosures required has increased.

This standard is mandatory as of January 1, 2019

m.	Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

n.	Income statement

Income statements are classified by its operative activities. According to the company’s opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

o.	Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of exchange rates fluctuations at the date of the operation registry, at the date of realization or at the period end valuation.

p.	Leases.-

In 2019, companies must adopt the new model to register and report their leases in financial statements, whether for premises, offices, buildings, equipment and other types of assets that they have the right to use and are controlled by service contracts such as for example, transportation. Previously, these contracts were generally recognized monthly as an operating expense based on the amount of rent.

In this sense, the International Accounting Standards Board (IASB), the Mexican Council of Financial Information Standards (CINIF) and the Financial Accounting Standards Board (FASB) were given the task of issuing the new standard of “Leases” applicable in each One of these accounting frameworks: IFRS, Mexican FRS and US GAAP, which will minimize the differences and disadvantages that may arise between some companies that otherwise record these leases in their financial statements.

The financial statements as of December 31, 2019 do not recognize the effects of the application of standard NIF D-5 Leases, effective as of this year.

However, in the consolidated financial statements of CTI Industries INC., The holding company that owns 99.8260% of the Company's capital stock, the future income of the useful life of the contract is recognized at current value, at current rates stipulated, based on the regulatory provisions of the financial reporting standard ASC-842 in force as of 2019.

The table below describes our lease position as of December 31, 2019:

	Pesos Mex	Dolares USA
Assets
Operating lease right-of-use assets	30,811,268	1,633,313
Accumulated amortization	-14,091,381	-747,125
Net lease assets	16,719,887	886,188

Liabilities
Current
Operating	10,195,527	540,567
Noncurrent
Operating	6,524,360	345,922
Total lease liabilities	16,719,887	886,489

Weighted average remaining term (years) – operating leases	2 years	2 years

Weighted average discount rate – operating leases	11.25%	11.25%

During the year ending December 31, 2019, we recorded expenses related to

Operating right-of-use lease asset amortization	14,091,381	747,125

Financing lease asset amortization	-	-
Related interest expense	-	-

Total expense during year ending December 31, 2019	14,091,381	747,125

NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2019 and 2018, the other accounts receivable are integrated as follows:

	2019	2018
Other Collective taxes	6,660,196	6,390,815
Creditable VAT	20,053,910	13,495,226
	$26,714,106	$19,886,041

NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of December 31st, 2019 and 2018 is presented:

	2019	2018
Goods Sold:
CTI Industries Corporation	$9,943,489		$22,819,992
CtTI Balloons Limited	152,631		316,618
CTI Europe BMBH	1,795,135		4,283,987
Inventory Purchases:
CTI Industries Corporation	$5,122,571		$14,246,810
CTI Europe BMBH	173,411
Interest
CTI Industries Corporation	$35,859	$-	933,810
Accounts receivable and (payable) to related parties are:

	Receivable- (Payable) Net balances
	2019	2018
CTI Industries Corporation	$15,026,650	$11,388,079
Pablo Gortazar de Oyarzabal	(110,420)	(154,544)
CTI Balloons Limited	455,797	319,816
CTI Europe GMBH	2,298,363	2,677,256
Venture Leasing, S. de R.L. de C.V.	(1,003,757)	(1,190,136)
	$16,666,633	$13,040,471

For the year 2019 the company has with transfer pricing study for transactions with related parties where such operations must be comparable to those used in/or arm's-length transactions.

NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:	2019	2018
Finished goods	79,334,193	$84,113,784
Packing material	5,616,817	4,996,094
Production in process	2,983,113	3,409,651
Raw materials	3,938,634	3,391,357
	$91,872,757	$95,910,886

NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

	2019	2018
Machinery	$25,874,342	$27,997,495
Leasehold improvements	3,003,934	3,003,934
Molds	5,791,740	5,678,140
Computer equipment and softwere	1,434,130	1,126,330
Transport equipment	620,690	620,690
Furniture and office equipment	559,922	554,822
Advances for fixed assets		-
Leased machinery	134,684	134,684
	37,419,442	39,116,095
Depreciations and amortizations	(33,515,846)	(33,863,792)
Total Machinery and equipment	$3,903,596	$5,252,303

The depreciation and amortization methods and the annual rates are stated in note 2g. The charge to results amounted $1,186,608. and $1,218,395. for the periods ended on December 31st, 2019 and 2018 respectively.

Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices. This agreement establishes that the term of the leasehold is of mandatory 5 years. This agreement takes place since March 1st, 2017 and ends on February 28th, 2022.

The charge to results amounted $6,387,538.and $5,981,921.for the years ended on December 31st, 2019 and 2018 respectively.

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the Balance Sheet are analysed as follows, as of December 31st.

	2019	2018
Accounts payable to suppliers, accrued expenses and other accounts payable:
Suppliers	$44,395,235	$44,514,572
Sundry creditors	29,355,512	14,601,589
Rated reserves	1,156,265	1,583,825
Taxes payable	120,613	21,312
	$75,027,625	$60,721,298

NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	2019	2018
CTI Industries

Term promissory note

The note issued in favor of CTI Industries Corporation that redocuments the amounts that Flexo Universal, S. de RL, of CV, owed on December 31, 2013 to CTI Industries Corporation, which includes $ 68,669. US dollars by principal and accrued interest $ 502,545. The amount of the interest accrued as of December 31, 2017 and December 31, 2018 amounted to the amount of $ 559,701 and 511,895. Such document will be paid as of March 31, 2014 and, subsequently, the first day of each calendar quarter until the debt has been fully settled. it is 2.5% per year, in case of default, an 8% annual rate will be established at the discretion of the creditor.

	10,975,947	11,427,193
Current portion of long term liabilities	(10,975,947)	(11,427,193)

Loans current account 2014

Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term	1,051,883	1,098,641
Current portion of long term liabilities	(1,051,883)	(1,098,641)

Loans current account 2015
Undocumented loans current account totaling $ 39,000. US dollars, without interest and agreed term	734,963	767,633
Current portion of long term liabilities	(734,963)	(767,633)

Loans current account 2016
Undocumented loans current account totaling $ 97,363. US dollars, without interest and agreed term	(1,834,837)	(1,916,398)
Current portion of long term liabilities	1,834,837	1,916,398

Pablo Gortazar

Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	399,276	612,112
Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's
	11,327,232	11,989,181
Total long term liabilities to related parties	(10,927,956)	(11,377,069)
Total current portion of long term liabilities	$399,276	$612,112

NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2019 and 2018, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	2019	2018
Assets	$1,950,139	$1,571,556
Liabilities	(1,211,349)	(1,787,925)

Excess of assets over (liabilities), assets in foreign currency	$738,790	$(216,369)

Assets where translated and adjusted using the exchange rate $18.8452 and $ 19.6829 pesos per US dollar, as of December 31st, 2019 and 2018 respectively. As of March 12, 2020 the exchange rate is $21.64 pesos per dollar.

NOTE 10 – DEFERRED ASSETS AND LIABILITIES

In June 3rd, 2016 Flexo Universal, S. de R.L. de C.V., sold a latex machine to Unifin Financiera SAB de CV SOFOM de ENR in $13´793,103.45 MXN pesos plus VAT. It is cost of sales was $7,500,000.00 MXN pesos.

Unifin leases the same machine to Flexo. The term of the leasing agreement is 4 years, becoming effective on July, 2016 and concluding on June, 2020.

The profit generated in this transaction was deferred according to the terms of the leasing agreement in 48 months since June, 2016. Monthly amounts are:

Income	$287,356.32
Cost of sale	$156,250.00
Profit	$131,106.32

During fiscal year 2019 and 2018, twelve and seven months were recognized respectively in the results of those years, with the following balances as of December 31, 2019 to be applied to income and future costs:

2019
	Income deferred	Cost deferred	Profit deferred
Initial balance	4,885,057.52	-2,656,250.00	2,228,807.52
Applied in 2019	-3,448,275.88	1,841,666.59	-1,606,609.29
Final balance	1,436,781.64	-814,583.41	622,198.23

2018
	Income deferred	Cost deferred	Profit deferred
Initial balance	11,781,609.20	- 6,406,250.00	5,375,359.20
Applied in 2017	-3,448,275.84	1,875,000.00	-1,573,275.84
Applied in 2018	-3,448,275.84	1,875,000.00	-1,573,275.84
Final balance	4,885,057.52	- 2,656,250.00	2,228,807.52

In May 28, 2019 Flexo Universal, S. de R.L. de C.V., sold four microturbines to BBVA Leasing México SA de CV in $4´102,000.00 MXN pesos plus VAT. It is cost of sales was $968,548.50 MXN pesos.

On May 30, 2019, Flexo Universal, S de RL de CV entered into a lease with BBVA Leasing México SA de CV on said equipment, the term of the lease being for 5 years, expiring in May 2024.

The profit generated in this operation was deferred according to the terms of the lease in 60 months from June 2019, Monthly amounts are:

Income	$68,366.67
Cost of sale	$16,960.76
Profit	$51,405.91

During the 2019 fiscal year, 7 months were recognized in the result, remaining as of December 31, 2019, the following balances to be applied to future income and costs:

	Ingreso	Costo		Utilidad
Initial balance	$4,102,000.00	$	- 968,548.50	$3,133,451.50
Applied in 2019	$-478,566.67		$69,628.37	$-408,938.30
Final balance	$3,623,433.33	$	- 898,920.13	$2,724,513.20

NOTE 11 – CONTRIBUTED CAPITAL

The company’s capital stock integrated as follows as of December 31st, 2019 and 2018:

	2019	2018
Fixed capital stock	$50,000	$50,000
Variable capital stock	47,360,945	47,360,945
Total capital stock	$47,410,945	$47,410,945

The company’s capital stock is variable, with a fixed minimum of $50,000 without the possibility of retirement. The variable part has not limit.

Until August 31, 2015, the share capital was represented by common, nominative shares since the transformation of society in a Limited Liability Company with Variable Capital (1 September 2015). The capital is represented by Social Parties integrated and valued as follows:

Social Parties
Class I		Class II
Number of		Number of
parts	Value	parts	Value
1	$49,999	1	$47,278,870
1	1	1	60,154
		1	21,921
2	$50,000	3	$47,360,945

NOTE 12 – EARNED (LOSS) SURPLUS:

Legal reserve

According to the General Law of Mercantile Societies, 5% ofthe fiscal year’s net profits should be kept to form the legal reserve until it reaches 20% of the capital stock. The legal reserve may be capitalized but not distributed unless the society is dissolved, and must be replenished when it decreases for any reason.

NOTE 13 – CONTINGENCIES:

a)

Transfer pricing. - For related party transactions, tax differences could arise if the tax authority when reviewing such operations considers that the prices and amounts used by the company are not comparable to those used with or between independent parties in comparable operations.

b)	Review by the tax authorities.- According to current tax legislation, the authorities are entitled to examine up to five fiscal years prior to the last income tax return submitted.

c)	Pledge guarantees granted in credits granted to third parties.

On December 13, 2017, the shareholders met outside the General Assembly of Partners and the following resolutions were unanimously adopted by all partners:

•	Approval of the conclusion of the contract and constitution of pledge on:

o	The representative parts of the Company's capital stock of which they are holders.

o	Certain assets without transfer of ownership.

• Pledges that are granted in accordance with the revolving credit and guarantee contract signed on December 14, 2017 between PNC Bank, National Association as Pledgeable Creditor "Accrediting" and "Agent" and CTI Industries Corporation as "Accredited" is being holder owning 99.8260% of the shares of Flexo Universal, S de RL de C.V., a company that is credited as a secured debtor "Guarantor"

• Such pledges are granted to guarantee the total and timely payment of each and every one of the guaranteed obligations without any limitation and must not be canceled, terminated or reduced until the payment and full and timely fulfillment of all the guaranteed operations.

•	The pledged assets are as follows:

o	All accounts receivable.
o	All equipment and accessory goods. (Fixed assets)
o	All intangible assets in general.
o	All inventory.
o	Securities, financial assets and investment properties.
o	All contractual rights
o	All the fruits and products of the described goods.

•	Contingency.-

From the moment in which an event of default occurs and as long as it remains in force, the PNC BANK, NATIONAL ASSOCIATION pledgee may execute, at the cost of the pledgee FLEXO UNIVERSAL, S.DE R.L. DE C.V., the pledges constituted in terms of the revolving credit and guarantee contract entered into

NOTE 14- INCOME TAX (IT), CORPORATE FLAT TAX RATE :

Cost (benefit) of the tax applied to result is integrated as follows:

	2019	2018

ISR payable	$-	$2,043,462
Deferred ISR	-3,071,956	-2,067,080
Net	$-3,071,956	$-23,618

a. IT.-The main differences between the accounting profit and the tax result are:

	2019		2018
Net (Loss) profit	-$	7,507,103		$7,560,495
Plus (minus)
Excess of accounting depreciation net over the fiscal depreciation	-	1,627,239	-	452,780
Excess of accounting deductions net over the fiscal deductions	-	1,849,743	-	296,177
Fiscal (loss) profit	-	10,984,085		6,811,538
Minus employee profit sharing (PTU) paid		-		-
Tax basis to IT	-	10,984,085		6,811,538
Rate		-		0.30
IT payable (ISR)		$-		$2,043,462

As December 31st, 2019 and 2018 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	2019		2018
Year effect calculation:
Deferred expenses		$1,713,503		$2,508,652
Guarranty deposits		2,778,506		1,551,724
Deferred liabilities		(5,060,215)		(4,885,058)
Liabilities		(6,377,934)		(6,865,689)
Fiscal loss of the year 2019		(10,984,085)
Base		(17,930,225)		(7,690,371)
Tax Rate		0.30		0.30
	-	5,379,067	-	2,307,111
Recognized	-	2,307,111		-
Complement	$-	3,071,956	-	2,307,111

NOTE 15.- SUBSEQUENTS EVENTS

From January 2020, the World Health Organization (“WHO”) announced a global health emergency, due to a new strain of coronavirus originating in Wuham, China (the “COVID-19 outbreak”) and risks to the community. international for the global spread of the virus beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapidly increasing exposure worldwide.

The full impact of the COVID-19 outbreak continues to evolve from the date of these financial statements. The Government of Mexico has declared extraordinary actions to address the health emergency, and only activities considered essential can continue to operate. The Company considers that its activity is non-essential according to the parameters of the Government. As such, it is true regarding the total magnitude that the pandemic will have on the financial condition, liquidity and future results of the Company's operations. Management is actively monitoring the global situation in its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global actions to stop its spread, the Company cannot estimate the effects of the COVID-19 outbreak on its results, financial condition or liquidity for the year 2020.

NOTE 16- NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

Standards and Interpretation of Standards 2019

Improvements to FRS 2019

D-5, Leasing’s

This FRS, will become effective on January 1°, 2019, allowing its advanced application in the terms established in each FRS.

Standards on following years

NIF E-1, Agricultural Activities

NIF B-11, Disposition of long-lived assets and discontinued operations.

This FRS, will become effective on January 1°, 2020, allowing its advanced application in the terms established in each FRS.

Is important to note that the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

NOTE 16 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S. de R.L. de C.V.

Lic. Pablo Gortazar de Oyarzabal
Legal Representative